Exhibit 99.1

Silvergate Capital Corporation
Q2 2022 Earnings Conference Call
Tuesday, July 19, 2022 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS
Hunter Stenback - Investor Relations
Alan Lane - President and Chief Executive Officer
Tony Martino - Chief Financial Officer
Ben Reynolds - Chief Strategy Officer

PRESENTATION

Operator

Hello, everyone, and welcome to the Silvergate Capital Corporation Second Quarter 2022 Earnings Conference Call.

I'll now pass over to Hunter Stenback to begin. Please go ahead.

Hunter Stenback

Thank you, Operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation second quarter 2022 earnings call.

With me here today are Alan Lane, our Chief Executive Officer, Tony Martino, our Chief Financial Officer, and Ben Reynolds, our Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on August 2, 2022. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic that could cause actual results to differ materially from those indicated or implied by such statements.

Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Now, I would like to turn the call over to Alan.

Alan J. Lane

Thank you, Hunter, and good morning, everyone.

I’m pleased to share our strong second quarter results with you today. I’m especially proud of our results this quarter in light of the challenging backdrop facing the broader digital asset ecosystem. Driven by our diverse revenue streams, Silvergate delivered record net income available to common shareholders of $35.9 million, an increase of 45% since last quarter, and EPS of $1.13 per share, an increase of 43% from last quarter.

Notably, net interest income of $70.5 million increased $20.1 million compared to the first quarter, as we benefited from the rising interest rate environment, which Tony will touch on in more detail. In times like this, it's important to highlight what differentiates Silvergate. Our platform was built to support our clients

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

in this relatively nascent industry, during periods of high volumes, market volatility and transformation, just like we're seeing today.

The Silvergate Exchange Network, or SEN, our highly scalable technology platform that operates 24/7, 365 underpins our offering and serves as critical market infrastructure. We've experienced high volumes and significant volatility many times since we started banking this industry over eight years ago. I'm sure this won't be the last. In fact, it was this experience of ever increasing peak volumes and volatility, which informed the creation of the SEN and influenced how we manage customer deposits and liquidity.

Our balance sheet is optimized for client liquidity and risk management practices are at the forefront in all aspects of our business. As a regulated bank, we take compliance seriously, and our robust risk management framework ensures we are well prepared for any market environment. Finally, we take a disciplined approach to innovation. As we have always done, our goal is to introduce new products that solve problems for our customers and increase the value of our franchise while also managing risk.

Now I'd like to provide a bit more detail on some of our key metrics. As we have done over the past few quarters, we continue to work with Coin Metrics to better understand how activity on the SEN is correlated with the broader digital asset industry. According to Coin Metrics data, in the second quarter, both Bitcoin and Ethereum dollar trading volumes were relatively flat.

Despite these trends, the SEN saw some of its highest daily trading volumes ever during the second quarter, with transfer volume of $191 billion, an increase of 34% on a sequential basis. Average deposits from digital currency customers declined to $13.8 billion in the second quarter compared to $14.7 billion last quarter. That said, average deposits throughout the quarter were higher than end of period deposits in Q1. We saw significant range of deposits during the quarter from a high of $17.6 billion to a low of $12.6 billion, which we believe was caused by the significant dislocation that occurred within the broader ecosystem that was in part impacted by the collapse of various digital asset platforms.

However, Silvergate did not experience any loss of customers, deposits or capital as a result of these events, a testament to the power of our model and our robust risk management framework. The number of digital currency customers increased to 1,585 in the second quarter, an increase of over 300 customers since the same quarter last year. We added over 80 clients during the quarter, a decline when compared to Q1 but consistent with the average clients added per quarter in the second half of 2021, as we continue our focus on adding high quality clients that bring the most value to our platform. Our pipeline of potential new digital currency customers remains robust with over 300 prospects.

Turning to SEN Leverage, our Bitcoin collateralized lending product, we saw continued strong demand for the product with total approved commitments growing 28% to $1.4 billion compared to $1.1 billion at the end of the first quarter. In addition, we experienced a range of outstanding SEN Leverage balances during the quarter between $303 million and $732 million with an average outstanding balance of $560 million. Importantly, all of our SEN Leverage loans performed as expected with no losses or forced liquidations. As a reminder, by design these loans are over-collateralized and our customers have the ability to draw, pay down or pledge additional Bitcoin as collateral to comply with the terms of their loan agreement, 24 hours a day, seven days a week.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Finally, I want to provide an update on our stablecoin infrastructure initiatives. Following our announcement in January that we acquired select blockchain-based payment technology assets from the Diem Group, we are still on track to launch our own U.S. dollar-backed stablecoin in 2022. We look forward to updating you on this initiative in the coming months. I'm extremely proud of our accomplishments this quarter amidst the challenging environment in the digital asset industry. I look forward to providing further updates on our progress in the second half of the year.

I'll now turn it over to Tony to review our financial results in more detail before we take your questions. Tony?

Antonio Martino

Thank you, Alan, and good morning everyone.
Starting on Slide 5 with our key financial results. Despite a challenging environment in the overall digital asset industry, Silvergate reported record second quarter net income available to common shareholders of $35.9 million or $1.13 per diluted common share compared to $24.7 million or $0.79 per diluted share in the first quarter, and up from $20.9 million or $0.80 per diluted share in the second quarter of 2021. Revenue of $79.8 million was up 33% compared to the first quarter and up 88% compared to the same quarter a year ago, driven by higher net interest income, which I will discuss in more detail later on.

Total assets of $15.8 billion remained relatively stable to the prior quarter and increased 29% compared to the second quarter of 2021.

Next on Slide 6, as Alan mentioned, average digital currency customer deposits were $13.8 billion in the quarter, down 6% compared to last quarter. As in previous quarters, our deposits from digital currency customers can fluctuate significantly as evidenced by high and low daily total digital currency deposit levels of $17.6 billion and $12.6 billion, respectively, during the quarter. To reiterate, we believe this wide range of deposits was a result of significant dislocation that occurred throughout the broader ecosystem, which was in part impacted by the collapse of various digital asset platforms. Similar to previous quarters, our weighted average cost of deposits for the quarter was essentially zero, reflecting our efficient digital currency deposit gathering strategy.

Turning to Slide 7, net interest income was $70.5 million in the second quarter, an increase of $20.1 million compared to the first quarter and $40.2 million compared to the second quarter of 2021, as we benefited from the rising rate environment. Net interest margin was 1.96% for the second quarter compared to 1.36% in the first quarter and 1.16% in the second quarter of last year. The increase in NIM from the prior quarter was driven by the rising rate environment, benefiting securities and loans. Our securities portfolio totaled $11.8 billion with a yield of 1.66% for the second quarter, down slightly from a balance of $12.2 billion at the end of the first quarter, with corresponding yield of 1.23%. Year-over-year securities increased $5.6 billion.

We continue to take an active and measured approach to balance sheet management with an objective of maintaining a high-quality securities portfolio to bolster net income in this rising rate environment, while mitigating risk.

Moving on to the loan portfolio, on a year-over-year basis total loans were down $22 million or 1%. While SEN Leverage and mortgage warehouse balances increased compared to the same period last year, as a

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

reminder, we sold certain commercial real estate, multi-family real estate and construction loans last quarter. The allowance for loan losses remained unchanged from the prior quarter at $4.4 million. As we’ve said in the past, our real estate lending portfolios are continuing to pay down and we are not originating new loans in these categories.

As we discussed last quarter, we are currently operating in a rising rate environment. Silvergate continues to be well positioned for further rate hikes. As of June 30, 2022, approximately 55% of our securities were floating rate. Additionally, approximately 88% of our loans held for investment were floating rate, and a substantial majority of our SEN Leverage and mortgage warehouse loans are floating rate. To give you a sense of our current interest rate sensitivity, assuming a static balance sheet and a positive 25 basis point interest rate shock, net interest income is estimated to increase approximately $16 million over a 12 month period.

Turning to Slide 8, non-interest income for the second quarter of 2022 was $9.2 million, which was relatively flat compared to the prior quarter. The decline in non-interest income on a year-over-year basis was primarily related to a decrease of $2.5 million, or 22%, in deposit-related fees, as a result of lower trading volumes across the broader industry.

Slide 9 shows non-interest expense for the quarter of $30.6 million, up $2.5 million from the prior quarter and $9 million compared to the same quarter of last year. The increase in non-interest expense compared to the first quarter and prior year is primarily due to increases in salaries and employee benefits and professional services expenses, driven by continued investments in our strategic growth initiatives during the quarter.

We will continue to make strategic investments throughout the second half of the year to support our growth and initiatives. As a result, we continue to expect full year 2022 operating expenses to be in the range of approximately $130 million to $140 million, excluding any intangible amortization. Overall, this was another strong quarter for Silvergate, despite market volatility, and I'm excited to continue our growth throughout the rest of the year.

With that, I would like to ask the Operator to open up the line for any questions. Operator?

Operator

Thank you.

Our first question comes from Steven Alexopoulos at JPMorgan. Please go ahead.

Steven Alexopoulos

Hey, good morning everyone.

Wanted to start with a big picture question. So, if we look, right, there was a sharp drop in crypto prices in the quarter. There were spillover effects, Terra, Celsius, Voyager. Lot of negative news is in the space. While it's happened before, it's really the first time we're seeing this play out with institutions more in the ecosystem. Curious how are your institutional customers responding to all this? Are you seeing any slowdown in them, the appetite to go into the ecosystem?

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Alan J. Lane

The short answer is no. We're not really seeing any slowdown, and I think that's borne out by the combination of the number of clients we added in the quarter, plus the number of prospects who are still in the pipeline. I think what we’ve experienced over the years and not just this last quarter, but over the last several years is—as you know, it takes quite a while for institutions to get to the point where they’re ready to trade. So, it starts with watching the space for a while and then they start developing a thesis and then they start to seek the additional—the initial approvals they need internally. Then they start interacting with the other parties such as Silvergate and others who they might want to trade with. So, there’s a big ramp up, and I think many of the institutional players that haven't gotten in yet are looking at this pullback as an opportunity. So that's the long winded answer.

Steven Alexopoulos

Okay, Alan, you've been in this ecosystem probably longer than anybody on the call. Given—I know it's tough to know what deposits are going to do, right, because they're so volatile. But at this stage, what's your best guess, right, how this could play out and what we might see for deposit growth in the second half?

Alan J. Lane

Yes. I've learned a long time ago, Steve, to not try to make any predictions in this ecosystem. But what we can do is look back to history and see how our deposits, how our customers have grown in prior periods when there's been a pullback in the price of Bitcoin and other digital assets. What we've seen is stability in our deposit base. We typically see during periods of high volume, rising prices, high volatility, we see deposits grow. Then when things turn around, as they have recently, when we go down in prices and volumes start to shrink, I'm talking about transaction volumes, then we typically see our growth flatten out.

But we've not historically seen significant draw downs. I think it's important to just double click on this for a second and it's because of the way our customers use the SEN. The SEN is the on-ramp and the off-ramp for the institutional players in this ecosystem. As you know, we've talked about this in prior conversations. We encourage our customers to only keep on the SEN platform what they need to run their business, whether that's an exchange and the way they think about liquidity for their customers and then the institutional Investors, etc. So, we typically see a lot of transaction volume during these periods of volatility, but we don't see the big draw downs that I think everybody was expecting. Of course, that's in the past, and as I said at the outset, we really don't try to predict the future. We just try to make sure that the platform is operating 24/7, and that we have a strong liquidity position so that we can serve our customers whether they're looking to invest or whether they're looking to divest.

Operator

Perfect. We will now take our next question, coming from Will Nance at Goldman Sachs.

Will Nance

Hey guys. Good morning. Congrats on the nice quarter.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

I wanted to kind of follow up on Steve's question on the deposit trends. I mean, clearly a wide range of daily balances in the quarter, just given all of the volatility that we saw in the quarter. One of the most common questions that we get is just how to think about X, Y, Z events happening in the crypto ecosystem, and how that impacts your deposits?

So, I was wondering if you could just provide a little bit more color on just the cadence of deposits throughout the quarter. Was there anything in particular that you saw that drove kind of like trends throughout the quarter, and just maybe it'll help us think in the future when we see kind of more volatility in the space?

Alan J. Lane

Yes. Well, maybe since I've already addressed part of this in the answer to the previous question, maybe I'll turn it over to Ben, and see if he has any additional color he thinks is relevant to your question. Thanks.

Ben Reynolds

Yes. Thanks for the question, Will.

I think that just to sort of level set on a period end basis, if we use Bitcoin as a proxy and look at the price, on March 31 the price of Bitcoin was $45,000 roughly; and at the end of June the price of Bitcoin was about $20,000. So, we've seen incredible deterioration of the overall market value of the underlying during the quarter. Also, if you look at volumes for the second quarter and you compare, they were up compared to the first quarter, but if you compare them to the fourth quarter, they were still down about 28% on the year.

So, as Alan mentioned, it's really difficult for us to look out in the second half and know how the underlying is going to trade, and what trends we're going to see. But more directly to your question, we know that Silvergate is a product-driven company. We saw the benefits of the SEN in the second quarter, as our customers were trying to get in and out of positions related to the collapse of different assets and different platforms. What we saw during that time was that there were arbitrage opportunities in the ecosystem, and our customers who are some of the blue chip firms in the space, or maybe all of the blue chip firms in the space, who have balance sheets that they can put to work and certainly have the trading strategies to take advantage of those arbitrage opportunities did exactly that.

So, it's really difficult to sort of say what could be the next shock in the system and what could be the potential outcome of that. But I think what folks should anchor on is the fact that we've just been through a period of tremendous turmoil. Yet you all can see the results that we had in the second quarter. So, we feel really good about the products that we've built, about the platform that we've built and about our liquidity and risk management practices. So, hard to know what's going to happen with deposits. But overall, we feel good about our ability to deliver for our customers.

Will Nance

Got it. Super helpful. Appreciate that. Then I guess just a question on the SEN Leverage commitments. Obviously very nice growth in the commitments, despite the decline in the balances. I heard the

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

commentary on average balances during the quarter. So, I think I'm all good there, but just a general question about how you are thinking about concentration levels of the SEN Leverage commitments relative to overall capital, and any update on kind of like off balance sheet alternatives for that, or kind of how you are thinking about the ability to originate new commitments going forward?

Alan J. Lane

Yes. I'll step back in and take this one Will.

So, on SEN Leverage, we couldn't be more pleased with the way the product has performed, with the way our customers have performed with—again, as Ben ended his comments around risk management, we're very bullish on SEN Leverage over the long-term. Again, we don't have any control over how our customers use the product in terms of when they are in their lines and when they are not. But what we do know is that as there’s been some areas of risk that have popped up in the broader ecosystem and everybody knows the old metaphor about when the tide goes out.

We are actually having increasing conversations with potential borrowers, institutional borrowers, who are looking at the fact that we don't re-hypothecate the Bitcoin collateral, that we have a network of custodians for them to choose from in order to place the collateral in support of our loans to them. So this is a product that—and we have been saying now for the last two years ever since we launched it, that we were going to take it slow. That initially now—specifically to your question—initially we had thought about this as a percentage of our capital in terms of the concentration level, as the product performs and as we get more data, it does give us increasing comfort to extend that.

But we don't intend to go crazy with this. I don't think you're going to see this as multiples, high multiples of our capital base. But we will continue to just use prudent risk management in the way we think about the concentration level. I'll just go back and restate what I've said many times before. Bitcoin is a digital bearer asset. It is an asset that trades 24/7. So, when our customers lock up their Bitcoin with one of our custodial partners, so that we have access to be able to sell that Bitcoin should we need to, then we think this is some of the best lending we have ever done.

As we stated in our earlier comments, we have not yet had to force liquidate any of our customers. That's because we are always in an over-collateralized position. When they want to access the additional collateral that they have pledged with us for other areas of their business, they pay down their loans proactively. So we are very excited about this product going forward.

Operator

Thank you. Our next question comes from Michael Perito at KBW. Please go ahead.

Michael Perito

Hey guys. Good morning.

Alan J. Lane

Hey Mike.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Michael Perito

I wanted to—not to beat a dead horse here, but just on the deposits. I think there's been a lot of commentary around what the performance was intra quarter, how it's difficult to guide forward. But I was wondering if you could give us a little—maybe these are just the conversations I'm having, but I think there is some perception that a lot of the deposits are all really kind of crypto hedge funds or investment vehicles and exchanges. Obviously, you guys disclose some of that breakout. But as we think about the pipeline and some of the opportunities for growth moving forward, if we just forget about numbers for a second, just in general, you're seeing more corporations, big tech launch digital asset projects, doing these things.

I was just wondering if you guys can spend a minute talking about some of maybe the deposit growth opportunities that aren't necessarily just crypto hedge funds and exchanges, right, that could maybe be a little less correlated with the volatility of crypto assets, but still be meaningful opportunities for you guys over time.

Alan J. Lane

Yes, Mike, I'm going to kick that one over to Ben as well for a little bit more market color.

Ben Reynolds

Yes. Thanks for the question, Mike. So, I mean, one of the areas that we saw some attention during the quarter was in the area of stablecoins. As we've talked about in the past with the assets that we acquired from Diem, we believe that the technology has the ability, the blockchain itself has the ability to be used for payments. If it's going to be used for payments in a commercial setting in commerce and in remittance, you really do need to have stable value, which is kind of totally different than the promises or the use case for Bitcoin and other digital assets that are potentially being more speculative in nature.

So, as we continue to think about building out that technology and that payment system and launching a stablecoin later this year, we see that as a potential driver for growth in deposits. That said—and as we've said in the past, we continue to bank the regulated U.S. dollar fully backed projects that are in the space. Those business models today rely on the issuer earning a yield and we continue to not pay any interest on those deposits.

So we've actually seen a bit of an outflow from stablecoin issuers this year as they've looked for reserves and as rates have risen and as we've stuck to the point of we're not going to pay interest on these deposits. So there's a couple of puts and takes here. What those existing stablecoin issuers like about Silvergate is the SEN network and the 24/7 ability to get between dollars and a bank account and dollars on a blockchain. We don't think that that's going to go away. We want to continue to be the transactional bank for those projects. But, as we look into the future, we really are excited about using this technology for payments and we think that that will ultimately drive deposits in the medium to long-term.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Michael Perito

Helpful, Ben. Thank you. Then just a quick follow-up for Tony, kind of in that light, just the $16 million for every 25 basis points that was down a bit quarter-on-quarter presumably because of the change in earning asset mix, a little lower cash balances versus the securities book. Obviously that helped the NIM on an absolute basis. But just wondering if you guys could provide any color on how you’re thinking about managing the earning asset mix of the balance sheet moving forward here. As rates continue to move higher, is it fair to think you guys might try and continue to keep the cash at lower levels and put some money to work in the bond book, or were there some other fluctuations that might have impacted the mix this quarter that could normalize in the near future?

Antonio Martino

Yes. Thanks for the question, Mike. As you indicated, we did put a lot of liquidity to work during the quarter. So that's definitely a contribution.

Looking out, I think the mix will depend on the evolution of the balance sheet. Going forward—in the short term the profile of the interest earning assets is pretty consistent to where it was at last quarter end. So we've got 55% of our securities at floating rates, 88% of our loans are at floating rates. So, we're definitely asset sensitive going forward in the short term. In the long term, things will evolve as interest rates increase.

The net interest income is increasing by quite a significant amount, but on a slightly decreasing scale and in part that's potentially some derivatives as well as protecting some of the downside risk that we might put in place. So I think we're pretty proactive on managing the balance sheet. But again, as we've talked on the deposits, it's difficult to predict and to give guidance on what's going to happen. So, we try to just stay flexible and stay nimble as we plan forward.

Operator

Thank you. Our next question comes from Jared Shaw at Wells Fargo Securities. Please go ahead.

Jared Shaw

Hi, good morning everybody.

Maybe on the stablecoin initiative, if you could share with us any updates that happened during the quarter, whether it's from the federal regulators. Then what should we be looking at in terms of milestones to this rollout going forward for the rest of the year?

Alan J. Lane

Yes, appreciate that question. I'm going to turn it over to Ben in just a second. But as we mentioned, we're still on track for getting a stablecoin issued by Silvergate into the market by the end of this year. We typically don't comment on conversations with regulators or those kinds of things. I don't know that there would be any specific milestones that you would see prior to the launch. But maybe Ben can give just a little bit of an update on what some of the work streams are that are in process. Ben?

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Ben Reynolds

Yes. Thanks Alan.

So, yes, as Alan mentioned, we won't be providing milestones or guidance as we look to roll this out and we will be rolling it out as a pilot, as we do with anything. We ultimately do think that the best way to scale, the fastest way to scale is to roll it out through a pilot and really demonstrate success along the way. You can see that that's consistent with what we did in SEN Leverage when we rolled it out in the first part of 2020, with the SEN when we rolled that out back in 2017.

I think one of the things that became apparent to the world in this quarter was sort of the difference between fully reserved U.S. dollar-backed stablecoins and other stablecoins that might be backed by supply and demand curves and algorithms or other assets that aren't U.S. dollars or U.S. dollar equivalents. So overall, we think that as regulators, as politicians continue to be more educated on the differences within the stablecoin environment that this is a positive for Silvergate because, as we have said from the very beginning, we are looking to offer the stablecoin in a fully compliant, safe and sound manner where the reserves are invested in a way that makes sure that when token holders bring those stablecoins to the issuer, which is Silvergate, that they are in fact able to get a dollar back.

So, that's I think overall a positive for what we have, the design that we have been working on for the past year and a half. As Alan mentioned, we continue to be committed to launching a U.S. dollar-backed stablecoin in 2022.

Jared Shaw

Great. Thanks. Then I guess just finally, could you just give a little color on securities that were purchased this quarter in terms of duration and yield and what you are looking for there?

Antonio Martino

Sure. Actually, during the quarter, given the size of portfolio, we purchased about $140 million in securities and we sold about $75 million of securities. So, very small activity in relation to the size of the portfolio. So no real change to the weighted average life of portfolio. As I indicated previously, the mix of floating rate versus fixed rate remained at around 55% floating rate, again consistent to the end of the first quarter.

Operator

Thank you. Our next question comes from Manan Gosalia at Morgan Stanley. Please go ahead.

Manan Gosalia

Hi. Good morning.

So, just to follow-up to what you said on new customer growth, I think you grew new customers quite nicely this quarter. Any changes in the margin on what you are seeing from new customers, just given that

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

you mentioned that clients typically take time to get ready to trade, and you probably see the deposit growth follows new customer growth with a little bit of a lag?

Are you seeing new clients being either more watchful in putting money to work, maybe just waiting until the recent volatility abates? Or is there more interest just given the volatility and given the potential opportunity that we are seeing in this space?

Alan J. Lane

Yes. I appreciate that question. It's a really difficult question to answer when we think about trying to compare activity from new customers versus what we have experienced with new customers in the past, because each customer is different, each customer is coming in with their own strategy. They are—while they are likely coming to us because of the SEN and they want to be connected to other participants in the network, they just each move on their own timetable.

So, it definitely gives us confidence, as we said earlier, given the number of clients we added during the quarter, plus the number of prospects who are still actively engaged in various stages of onboarding, that over time the client base is going to continue to grow the number of SEN transactions. The transaction volume over the SEN will certainly experience volatility, but it should generally be up and to the right when you look at this over periods of quarters and years, rather than in weeks and months. But unfortunately, it's just really difficult to compare a current snapshot versus some time in the past because there's just so much volatility in this ecosystem.

Manan Gosalia

Okay, fair enough. Then just on SEN Leverage, given the interest that you're seeing in the product and the volatility in Bitcoin that we've seen, how are you thinking about underwriting that portfolio? Have you made any revisions to the rates that you charge or the LTVs or the customers you're dealing with, or are you putting on any limits on—or any size limits on that portfolio?

Alan J. Lane

Yes, I'll address some of those questions. Then I'm going to turn over to Ben in a second to just provide a little bit more color on the different types of customers that we're engaged with, which might provide some additional color to your question. But the short answer is we're not making any changes to how we underwrite. We believe that we set this product up appropriately. Before we even launched the pilot in the beginning of 2020, we had been looking at the volatility, the historic volatility in this asset, and talking specifically again about bitcoin, the large swings in prices, essentially that underlying volatility.

All of that went into to informing how we designed the product in terms of the LTVs, the interest rates and the levels where we might require a collateral coverage true-up, a.k.a. a margin call. Then as Ben mentioned, when we launched the pilot, we ran that pilot for nine months. In the entire first year, we probably had less than a $100 million outstanding at any one time versus now 2.5 years after the launch we have commitments of $1.4 billion.

So, we're very confident with the way we've set up this product. Ben, do you want to talk a little bit about the different types of customers who are using the product?

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Ben Reynolds

Yes, sure thing. So, I think everyone is sort of familiar with the large loan that we put on earlier in the year that was a term loan, it was fully drawn. The use case there was really around treasury management. This particular client wanted to add additional Bitcoin to their balance sheet from a treasury management perspective, and we were able to make a term loan. When we launched the product back in 2019, that use case wasn't even on our radar. Back then there was a lot of—really the primary use case was around trading and folks that were arbitraging the spot market and the futures markets through the basis trade.

So we continue to go through the same process as we always have, which is to talk to our customers, understand what their needs are, and try to deliver that product to them in a way that creates an outsized return while still managing the risk. So I wouldn't say that we've seen any shift really during the quarter; early in the quarter when balances were above $700 million—outstandings were above $700 million, we felt really good about that. As a reminder, we're charging typically between 6% and 7% interest rates on that and they are variable rates. So the risk return profile there we feel really good about, and we were excited about the fact that it was growing and above $700 million earlier in the quarter.

As some of the liquidity events happened during the quarter from various industry participants and contagion sort of crept in, we were actually excited about the fact that balances decreased to $300 million or close to $300 million, which is where they were at the end of the quarter. So I think we're at a stage where the broader industry is sort of catching its breath and reevaluating when they want to put risk on and take risk off, and I think you saw that in the growth in commitments during the quarter.

So, as Alan mentioned in some of his earlier comments, we couldn't be more excited about this product. It performed as we expected. These are always significantly over-collateralized loans where we're holding the collateral and we can liquidate it if we need to. So we think that outstandings should hopefully ramp up in the second half as our clients kind of get their feet underneath them and figure out where they want to put risk on. So overall, we couldn't be more pleased with its performance.

Operator

Thank you. Our next question comes from David Chiaverini at Wedbush Securities.

David Chiaverini

Hi, thanks.

I had a follow up on the stablecoin initiative. Do you feel enough regulatory guidance has been provided already such that you may be able to launch the pilot even without any additional regulatory updates?

Alan J. Lane

Yes. Dave, I'll take this one. So, as we've discussed in the past, we started down this path of looking at issuing our own stablecoin from the perspective of would it be legally permissible for us to do so? We did the legal analysis. This goes back a couple of years now. We engaged with the regulators and we came to the conclusion that it is in fact legally permissible. The guidance—the President's Working Group report

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

that was issued on November 1 of last year 2021 reinforced that belief that in fact it is legally permissible. In fact, that report indicated a preference for stablecoins to be issued by insured depository institutions.

So, in terms of is there additional regulatory guidance that's needed? We don't believe so. It's really all about the design of the product, who is going to use it in the pilot, etc. So, those are all things that we are working on and we are certainly engaged with our regulators as we design the product. But we don't believe that there is any specific guidance that's needed. We will continue to take into account the guidance that comes out as it's issued. But we are moving forward based on the guidance that exists in the market today.

David Chiaverini

That's great. Very helpful. Then my follow-up is on rate sensitivity. A question that I've been getting is have you considered swapping out some of your rate sensitivity to lock in higher rates?

Alan J. Lane

Yes. I'll turn that over to Tony.
Antonio Martino

Yes. David, like I said in my previous comments, we will continue to add disclosure with the Form 10-Q. But we have in the past used derivatives and we would certainly consider them as part of the strategy going forward to manage interest rate risk. So, we will provide disclosure going forward, but definitely the case to manage interest rate risk. So thanks for the question.

Operator

Thank you. Our next question comes from Steve Moss at B. Riley Securities. Please go ahead.

Steve Moss

Most of my questions have been asked. But just maybe following up on the competitive environment, just kind of curious what are, if any, pressures your clients hear? As you've had more entrants, other banks into the space, are you seeing splitting of any deposit balances or any clients becoming more sensitive on fees? Any color along those lines would be helpful.

Alan J. Lane

Yes. The short answer is no. We haven't seen any pressure on fees. I think one thing that we should all kind of acknowledge is that the second quarter was a quarter of significant market stress and volatility. And so I don't think our customers were really focused so much on how much interest are they earning or how much are they paying in fees.

They were very focused on managing their own risk. Fortunately, as we have said already, they were very reliant on the 24/7, 365 uptime that the Silvergate Exchange Network provides. Then equally important, the network of counterparties with whom they do business. I mean, the thing that attracts people to Silvergate is this network effect. Every time we add a new customer, not only do we create value for them,

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

but we create value for every other participant in the network, because they now have another counterparty to trade with.

So, this is one of the things that sometimes get lost when you have these periods of market stress. But the fact that if you are a participant in this ecosystem, you want to be where there's the highest access to liquidity, and candidly in this ecosystem that’s at Silvergate and being a SEN participant.

Steve Moss

All right. Great. Thanks very much. Nice quarter.

Alan J. Lane

Thank you.
Operator

Thank you. Our next question comes from Joseph Vafi at Canaccord. Please go ahead.

Joseph Vafi

Hey guys. Good morning. Nice quarter here amidst the volatility. Nice to see stress test of the model and it coming out shining.

Just a question here on the SEN as it relates to the rollout of your stablecoin here in the second half and maybe the SEN roadmap. Does it make sense at some point to kind of blockchain enable the SEN especially if you're going to your own stablecoin to be able to kind of more tightly integrate the SEN to your own stablecoin? Then I have a quick follow-up.

Alan J. Lane

Yes, Joe, I'm going to go ahead and ask Ben to take this. I really appreciate the question, and it is an important distinction as it relates to the SEN, which is currently not a blockchain. But yes, Ben, do you want to go ahead and comment on that?

Ben Reynolds

Yes. Thanks for the question, Joe. So, as we've said before, the solutions that we build are really driven by our customers. So, as we're talking with our customers and we're understanding their businesses and how we can add value for them, how we can solve problems for them, that really informs the roadmap for the SEN and for the blockchain solutions that we're looking at.

As you alluded to—as we made the acquisition in the first quarter, we certainly see the benefits of blockchain based payment systems and the ability to transfer value 24/7 around the globe. One of the great things about—I think Alan explained the benefits of the SEN to the users and the benefit to Silvergate is that you need to be a Silvergate customer in order to participate. But, as we continue to think about the future, think about the future of payment systems, the ability to transfer value around the globe 24/7 over blockchain systems is something that we think is really important.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

So, more work for us to do in that area, but definitely something that we're looking at and talking to our customers about.

Joseph Vafi

Great, that’s great. And then just your risk management did really well in the quarter. Was there anything else to provide any color there or did you tweak your model at all? Any updates to the risk management methodology that any learnings coming out the other end of at least the quarterly volatility? Thanks a lot, guys.

Alan J. Lane

Yes, Joe, again the short answer is, no. We didn't have to make any tweaks at all. One thing that we have done since the market has calmed down a little bit is we've gone back and—we constantly update kind of the historical experience of the significant draw downs in the price of Bitcoin and the volumes and how does the price act over a 24 hour period, a 48 hour period, 36 hours, etc. So our risk management processes are constantly looking at how the market performs, but we've not seen anything so far that would cause us to have to make any tweaks whatsoever.

Again, this is one of the reasons it’s Bitcoin-only. Bitcoin as everybody on the call is probably aware has been live since 2009. Putting aside the price for a second, the protocol itself has been operating with zero downtime since 2013, since before we got into the ecosystem. So the Bitcoin protocol just continues to hum along, generating blocks roughly every 10 minutes, everything's working. So, from our perspective, we certainly look at price action. We want to constantly make sure that our risk management practices are sound. So far there's been no need to make any changes whatsoever.

Joseph Vafi

Great, thanks guys. Great performance.

Alan J. Lane

Thank you.

Operator

Thank you. Our final question comes from George Sutton at Craig-Hallum Capital. Please go ahead.

George Sutton

Thank you. Just to underline some of your points, Alan. Three-hundred-and-fifty million dollars of Bitcoin just traded, and really didn't move the market. So, that's pretty impressive. So, your professional services quarter-over-quarter grew from $3 million to $6.3 million, obviously significant percentage sequentially. Can you talk about the deployment of those dollars relative to the stablecoin project?

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

Alan J. Lane

Yes. Thanks for the question George. I'm going to turn it over to Tony to dive into the expenses a little bit more.

Antonio Martino

Yes, thanks for the question George. Actually the increase is—there's certainly some elements there. There's a combination of factors going into the professional fees. But as you said, it's a relatively big change. But on the grand scheme of things, don't think it's a significant move around the overall P&L. But we did continue to invest in stablecoin infrastructure project. But we've also used third-party fees for other things like legal costs and recruiting costs and a series of other things as we continue to scale up. So, there's a bunch of things in there. But certainly the biggest component is stablecoin infrastructure.

George Sutton

Okay. Thank you. Then lastly, this crypto environment is obviously creating dramatic winners and dramatic losers. You're clearly on the winning side. Ben had mentioned being a product-driven Company. I'm curious how much out of the box you're thinking or looking for these opportunities in this environment to really build up the transactional revenue side of your ecosystem? Thanks.

Alan J. Lane

Yes George. That's a fair question. I'm going to ask Ben to comment on it, but I'll just start by saying that we take a very long term view, as we've demonstrated in the past by the development of the SEN, the launch of the Euro SEN earlier this year, the launch of SEN Leverage. So we don't typically—we're not chasing the latest hottest thing in the market that might come and go such as ICOs a few years ago or DeFi or NFTs. We really stay in our lane as it relates to what we can do as a bank. But with that as an overview, maybe Ben can just provide a little bit more color on how we think about it.

Ben Reynolds

Yes. So, consistent with what we have said in the past, we do get a fair number of looks at different M&A possibilities, if you will, or really acquisition targets. For us the strategy really hasn't changed George; we do look at acquisitions through the lens of product and what are the things that we could do to continue to solve problems for our customers, understanding our existing product suite and wanting there to be sort of tight integrations between the products that we offer and what we might add on to that. So I think the blockchain assets that we acquired earlier in the year were a good example of that.

The reality is that there’s just not really that many kinds of opportunities out there to do that. But nonetheless, we continue to be open to looking at things and whatnot. But I think for us, the strategy remains the same. So don't really expect anything different in the second half of the year.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern

George Sutton

All right. Thanks guys.

Operator

Thank you. This concludes our Q&A session. I would now like to pass back over to Alan Lane for any final remarks.

Alan J. Lane

All right. Thank you. Thank you all for joining us today. As we have said many times on today's call, we are incredibly proud of our results this quarter amidst a challenging backdrop. I'd like to thank our team at Silvergate for their continued hard work, delivering valuable solutions for our customers. As we move through the remainder of 2022, we are excited about the opportunities that lie ahead, and we will continue to take a prudent approach to risk management while continuing to innovate.

We look forward to sharing additional updates with you in the coming quarters. Thank you and have a great day.

Operator

Thank everybody for joining today's call. You may now disconnect.

Silvergate Capital Corporation
Tuesday, July 19, 2022 11:00 AM Eastern